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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.          )*
                                          ---------

                                   Alteon Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
           --------------------------------------------------------
                          (Title of Class of Securities)

                                    02144G107
           --------------------------------------------------------
                                 (CUSIP Number)

                           David A. Jenkins Esquire
                        Smith, Katzenstein, Furlow LLP
                              800 Delaware Avenue
                             Wilmington, DE  19801
                                (302) 652-8400
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                December 14, 1999
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 02144G107           SCHEDULE 13D                Page  1  of  1 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles Livingston Grimes
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /

     Not applicable.
-------------------------------------------------------------------------------
 (3) SEC USE ONLY


-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

     Not applicable.
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              (7) SOLE VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING                1,760,000
 PERSON WITH                 --------------------------------------------------
                              (8) SHARED VOTING POWER

                                  1,760,000
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER

                                  1,760,000
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER

                                  1,760,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,910,000
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     Not applicable.
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .0995%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                            *SEE INSTRUCTION BEFORE FILLING OUT!
                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


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ITEM 1.  SECURITY AND ISSUER

              The title and class of equity securities to which this Statement relates is the common stock, par value $0.01 per share of the Company. The name of the issuer of such securities is Alteon Inc., a Delaware corporation, which has its prinicpal executive offices at 170 Williams Drive, Ramsey, NJ 07446.


ITEM 2.  IDENTITY AND BACKGROUND

         (a) Charles Livingston Grimes

         (b) P.O. Box 136, Mendenhall, PA 19357

         (c) Investor.

         (d) None.

         (e) None.

         (f) United States.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Personal Funds in the amount of $1,596,434.20.


ITEM 4.  PURPOSE OF TRANSACTION

         NONE.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) 1,910,000 shares of common stock, which is .0995% of the Class.

         (b) 1,760,000 shares with sole voting power, shared voting power, sole dispositive power and shared dispositive power.

         (c) None.

         (d) None.

         (e) Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         NONE.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         NONE.



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 1, 2000
                                       ----------------------------------------
                                       Date

                                       /s/ Charles Livingston Grimes
                                       ----------------------------------------
                                       Signature

                                       Charles Livingston Grimes
                                       ----------------------------------------
                                       Name/Title